EXHIBIT 10.2

SECOND AMENDED AND RESTATED

XTO ENERGY INC.

MANAGEMENT GROUP EMPLOYEE SEVERANCE PROTECTION PLAN

WHEREAS, the Amended and Restated XTO Energy Inc. Management Group Employee Severance Protection Plan (the “Prior Plan”) was adopted by the Board of Directors acting on behalf of XTO Energy Inc., a Delaware corporation (the “Company”), effective as of August 20, 2002; and

WHEREAS, pursuant to Section 8.02 of the Prior Plan, the Prior Plan generally may be amended by resolution adopted by two-thirds (2/3) of the Board of Directors of the Company; and

WHEREAS, pursuant to a resolution adopted by two-thirds (2/3) of the Board of Directors of the Company, the Board of Directors of the Company desires to replace the Prior Plan with this Plan and to amend and restate the Prior Plan to reflect certain provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and any guidance issued thereunder. This amendment is intended as good faith compliance with the requirements of Section 409A of the Code and is to be construed in accordance with Section 409A of the Code and the guidance issued thereunder; and

WHEREAS, the Board of Directors of the Company recognizes that the current business environment makes it difficult to attract and retain highly qualified employees unless a certain degree of security can be offered to such individuals against organizational and personnel changes which could result from a Change in Control (as defined below) of the Company; and

WHEREAS, even rumors of acquisitions or mergers may cause employees to consider major career changes in an effort to ensure financial security for themselves and their families; and

WHEREAS, the Company desires to ensure fair treatment of its employees, and employees of certain subsidiaries of the Company which adopt this Plan as Participating Employers in the event of a Change in Control and to allow them to make critical career decisions without undue time pressure and financial uncertainty, thereby increasing their willingness to remain with their Employer notwithstanding the outcome of a possible Change in Control transaction; and

WHEREAS, the Company recognizes that its employees and employees of Participating Employers will be involved in evaluating or negotiating any offers, proposals or other transactions which could result in a Change in Control of the Company and believes that it is in the best interest of the Company and its stockholders for such employees to be in a position, free from personal financial and employment considerations, to assess objectively and pursue aggressively the interests of the Company and its stockholders in making these evaluations and carrying on such negotiations; and

WHEREAS, the Board of Directors of the Company believes it is essential to provide such employees with compensation arrangements upon a Change in Control of the Company which provide such employees with individual financial security and which are competitive with those of other corporations.

NOW, THEREFORE, in order to fulfill the above purposes, the following plan has been developed and is hereby adopted.

ARTICLE I.

ESTABLISHMENT OF PLAN

As of the Effective Date, the Company hereby establishes a severance compensation plan known as the Second Amended and Restated XTO Energy Inc. Management Group Employee Severance Protection Plan, as set forth in this document (the “Plan”).

ARTICLE II.

DEFINITIONS

As used herein, the following words and phrases shall have the following respective meanings unless the context clearly indicates otherwise.

Section 2.01 Base Salary. The amount a Participant receives as wages or salary on an annualized basis, calculated immediately prior to a Change in Control.

Section 2.02 Board. The Board of Directors of the Company.

Section 2.03 Bonus Amount. An amount equal to (i) the greater of a Participant’s two most recent bonuses awarded on or prior to the date of the Change in Control under the Key Management Incentive Bonus Plan adopted by the Company (or any other bonus plan or program then in effect), multiplied by two, plus (ii) the amount, if any, of the Participant’s monthly car allowance on the date of the Change in Control, multiplied by twelve, plus (iii) the amount, if any, of any special bonuses, and any amounts required to be designated as a bonus under the rules and regulations of the Securities and Exchange Commission, awarded to a Participant during the three years preceding the change in control. A special bonus will include any bonus paid as a result of an individual becoming an employee of the Company but will not include any bonus paid related to moving expenses.

Section 2.04 Cause. The Employer shall have “Cause” to terminate a Participant if the Participant (i) willfully and continually fails to substantially perform his or her duties with the Employer (other than a failure resulting from the Participant’s incapacity due to physical or mental illness) which failure continues for a period of at least thirty (30) days after a written notice of demand for substantial performance has been delivered to the Participant specifying the manner in which the Participant has failed to substantially perform, or (ii) willfully engages in conduct which is demonstrably and materially injurious to the Employer, monetarily or otherwise; provided, however, that no termination of the Participant’s employment shall be for Cause until (x) there shall have been delivered to the Participant a copy of a written notice specifying in detail the particulars of the Participant’s conduct which violates either (i) or (ii) above, (y) the Participant shall have been provided an opportunity to be heard by the Board (with the assistance of the Participant’s counsel if the Participant so desires), and (z) a resolution is adopted in good faith by two-thirds (2/3) of the Board confirming said violation. No act, nor failure to act, on the Participant’s part, shall be considered “willful” unless he or she has acted or failed to act with an absence of good faith and without a reasonable belief that his or her action or failure to act was in the best interest of the Employer. Notwithstanding anything contained in this Plan to the contrary, no failure to perform by the Participant after Notice of Termination is given by or to the Participant shall constitute Cause.

Section 2.05 Change in Control. A “Change in Control” shall mean any one of the following:

(a) “Continuing Directors” no longer constitute a majority of the Board; the term “Continuing Director” means any individual who is a member of the Board on the date hereof or was nominated for election as a director by, or whose nomination as a director was approved by, the Board with the affirmative vote of a majority of the Continuing Directors;

(b) any person or group of persons (as defined in Rule 13d-5 under the Securities Exchange Act of 1934, as amended (“Exchange Act”)) together with his, her or its affiliates, becomes the beneficial owner, directly or indirectly, of twenty-five percent (25%) or more of the voting power of the Company’s then outstanding securities entitled generally to vote for the election of the Company’s directors;

(c) the merger or consolidation to which the Company is a party if the shareholders of the Company immediately prior to the effective date of such merger or consolidation have beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of less than fifty percent (50%) of the combined voting power to vote for the election of directors of the surviving corporation or other entity following the effective date of such merger or consolidation; or

(d) the sale of all or substantially all of the assets of the Company or the liquidation or dissolution of the Company.

Notwithstanding the foregoing provisions of this Section 2.05, if a Participant’s employment with the Employer is terminated by the Employer other than for “Cause” prior to the date on which a Change in Control occurs, and it is reasonably demonstrated that such termination (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (ii) otherwise arose in connection with a Change in Control, then for all purposes hereof, such termination shall be deemed to have occurred immediately following a Change in Control.

Notwithstanding the foregoing provisions of this Section 2.05, in the event a benefit provided upon the occurrence of a Change in Control is subject to Section 409A of the Code, then, in lieu of the foregoing definition and to the extent necessary to comply with the requirements of Section 409A of the Code, the definition of “Change in Control” for purposes of such benefit shall be the definition provided for under Section 409A of the Code and the regulations or other guidance issued thereunder.

Notwithstanding anything herein to the contrary, under no circumstances will a change in the constitution of the board of directors of any Subsidiary, a change in the beneficial ownership of any Subsidiary, the merger or consolidation of a Subsidiary with any other entity, the sale of all or substantially all of the assets of any Subsidiary or the liquidation or dissolution of any Subsidiary constitute a “Change in Control” under this Plan.

Section 2.06 Company. XTO Energy Inc., a Delaware corporation.

Section 2.07 Effective Date. The date the Plan is approved by the Board, or such other date as the Board shall designate in its resolution approving the Plan.

Section 2.08 Employer. The Company and any Subsidiary of the Company which adopts this Plan as a Participating Employer. With respect to a Participant who is not an employee of the Company, any reference under this Plan to such Participant’s “Employer” shall refer only to the employer of the Participant, and in no event shall be construed to refer to the Company as well.

Section 2.09 Good Reason. “Good Reason” shall mean the occurrence of any of the following events or conditions:

(a) a change in the Participant’s status, title, position or responsibilities (including reporting responsibilities) which, in the Participant’s reasonable judgment, represents a substantial reduction of the status, title, position or responsibilities as in effect immediately prior to the Change in Control; the assignment to the Participant of any duties or responsibilities which, in the Participant’s reasonable judgment, are inconsistent with such status, title, position or responsibilities; or any removal of the Participant from, or failure to reappoint or reelect him or her to, any of such positions, except in connection with the termination of his or her employment for Cause or by the Participant other than for Good Reason;

(b) a reduction in the Participant’s Base Salary;

(c) the Employer’s requiring the Participant (without the consent of the Participant) to be based at any place outside a twenty-five (25) mile radius of his or her place of employment immediately prior to a Change in Control, except for reasonably required travel on the Employer’s business which is not materially greater than such travel requirements prior to the Change in Control, or, in the event the Participant consents to any relocation beyond such twenty-five (25)-mile radius, the failure by the Employer to pay (or reimburse the Participant) for all reasonable moving expenses incurred by him or her relating to a change of his or her principal residence in connection with such relocation and to indemnify the Participant against any loss (defined as the difference between the actual sale price of such residence and the higher of (x) his or her aggregate investment in such residence or (y) the fair market value of such residence as determined by a real estate appraiser designated by the Participant and reasonably satisfactory to the Employer) realized on the sale of the Participant’s principal residence in connection with any such change of residence;

(d) the failure by the Employer to provide the Participant with compensation and benefits at least equal (in terms of benefit levels and/or reward opportunities) to those provided for under each employee benefit plan, program and practice as in effect immediately prior to the Change in Control (or as in effect following the Change in Control, if greater), including, but not limited to, the XTO Energy Inc. Amended and Restated 2004 Stock Incentive Plan, the XTO Energy Inc. Employees’ 401(k) Plan, the Key Management Incentive Bonus Plan, and any other stock option plan, pension plan, life insurance plan, health and accident plan or disability plan;

(e) any material breach by the Employer of any provision of this Plan;

(f) any purported termination of the Participant’s employment for Cause by the Employer which does not otherwise comply with the terms of this Plan;

(g) any failure of the Company to obtain the assumption of, or the agreement to perform, this Agreement by any successor as contemplated in Article VII; or

(h) any termination of employment by the Participant after his or her Payment Date (as defined in Section 2.14 below).

Section 2.10 Management Group Employee. Each employee of the Employer who has been designated by his or her Employer as member of the Management Group or the Management Group II.

Section 2.11 Notice of Termination. A notice which indicates the specific provisions in this Plan relied upon as the basis for any termination of employment which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant’s employment under the provision so indicated; no purported termination of employment shall be effective without such Notice of Termination.

Section 2.12 Participant. A Participant who meets the eligibility requirements of Article III.

Section 2.13 Participating Employer. A Subsidiary of the Company which adopts this Plan in accordance with Section 8.04 below.

Section 2.14 Payment Date. For a Participant, the date on which he or she is entitled to a Retention Benefit after a Change in Control pursuant to Section 4.02; the Payment Date for Participants are as follows: for the Chief Executive Officer, President, Senior Executive Vice President, Executive and Senior Vice Presidents of the Company, forty-five (45) days after the date of the Change in Control; for all other officers of the Company, ninety (90) days after the date of the Change in Control; and for all other Participants, one hundred eighty (180) days after the date of the Change in Control.

Section 2.15 Plan Benefit. The benefits payable in accordance with Article IV of the Plan.

Section 2.16 Retention Benefit. The benefits payable in accordance with Section 4.02 of the Plan.

Section 2.17 Severance Benefit. The benefits payable in accordance with Section 4.03 of the Plan.

Section 2.18 Subsidiary. Any subsidiary of the Company, and any wholly or partially owned partnership, joint venture, limited liability company, corporation and other form of investment by the Company.

Section 2.19 Termination Date. The date on which a Participant’s employment with the Employer terminates in accordance with Section 5.02.

A pronoun or adjective in the masculine gender includes the feminine gender, and the singular includes the plural, unless the context clearly indicates otherwise.

ARTICLE III.

ELIGIBILITY AND PARTICIPATION

Section 3.01 Participation. Each Management Group Employee shall automatically become a Participant in the Plan as of the Effective Date, or the date he or she satisfies the definition of a Management Group Employee, whichever occurs later.

Section 3.02 Duration of Participation. A Participant shall cease to be a Participant in the Plan upon the first to occur of: (i) the date he or she ceases to be a Management Group Employee of the Employer at any time prior to a Change in Control, (ii) the date his or her employment is terminated following a Change in Control under circumstances where he or she is not entitled to a benefit under the terms of Article IV of the Plan, or (iii) the date on which he or she has received all of the benefits to which he or she is entitled under this Plan.

ARTICLE IV.

BENEFITS

Section 4.01 Right to Benefits.

(a) After a Change in Control has occurred, a Participant shall be entitled to receive a Retention Benefit from the Employer in the amount provided in Section 4.02 if he or she (i) remains employed by the Employer on the Payment Date or (ii) if his or her employment is terminated prior to such Participant’s Payment Date for any reason other than (A) termination by the Employer for Cause or (B) termination by the Participant for other than Good Reason.

(b) A Participant shall also be entitled to receive from the Employer a Severance Benefit in the amount provided in Section 4.03 if, within two (2) years after a Change in Control, the Participant’s employment with the Employer terminates for any reason other than (A) termination by the Employer for Cause or (B) termination by the Participant other than for Good Reason.

(c) Notwithstanding any other provision of the Plan, the sale, divestiture or other disposition of a Subsidiary, shall not be deemed to be a termination of employment of employees employed by such Subsidiary, and such employees shall not be entitled to benefits from the Company or any Participating Employer under this Plan as a result of such sale, divestiture, or other disposition, or as a result of any subsequent termination of employment.

Section 4.02 Amount of Retention Benefit. After a Participant is entitled to receive a Retention Benefit in accordance with Section 4.01(a), the Employer shall pay to the Participant an amount in cash equal to:

(a) for the Company’s Chief Executive Officer, President and Senior Executive Vice President, three (3) times the sum of (A) the Participant’s Base Salary and (B) the Bonus Amount, to be paid on or before ten (10) days after the Payment Date;

(b) for the Company’s Executive Vice Presidents and Senior Vice Presidents, two and one-half (2-1/2) times the sum of (A) the Participant’s Base Salary and (B) the Bonus Amount, to be paid on or before ten (10) days after the Payment Date;

(c) for all other officers of Company, two (2) times the sum of (A) the Participant’s Base Salary and (B) the Bonus Amount, to be paid on or before ten (10) days after the Payment Date; and

(d) for all other Management Group Employees, one and one-half (1.5) times the sum of (A) the Participant’s Base Salary and (B) the Bonus Amount, to be paid on or before ten (10) days after the Payment Date.

Section 4.03 Amount of Severance Benefit. If a Participant’s employment is terminated in circumstances entitling him or her to a Severance Benefit as provided in Section 4.01(b), such Participant shall be entitled to the following benefits:

(a) For a period of eighteen (18) months subsequent to the Participant’s Termination Date, the Employer shall at its sole expense continue on behalf of the Participant and his or her covered dependents and beneficiaries, all medical, dental, vision, and health benefits and insurance coverage that were being provided to the Participant immediately prior to his or her

Termination Date. The benefits provided in this Section 4.03(a) shall be no less favorable to the Participant, in terms of amounts and deductibles and costs to him or her, than the coverage provided the Participant under the plans providing such benefits at the time Notice of Termination is given. The Employer’s obligation hereunder to provide a benefit shall terminate if the Participant obtains comparable coverage under a subsequent employer’s benefit plan. For purposes of the preceding sentence, benefits will not be comparable during any waiting period for eligibility for such benefits or during any period during which there is a preexisting condition limitation on such benefits. The Employer also shall pay a lump sum equal to the amount of any additional income tax payable by the Participant and attributable to the benefits provided under this Section 4.03(a) at the time such tax is imposed upon the Participant. In the event that the Participant’s participation in any such coverage is barred under the general terms and provisions of the plans and programs under which such coverage is provided, or any such coverage is discontinued or the benefits thereunder are materially reduced, the Employer shall provide benefits to the Participant, or ensure that such benefits are provided to the Participant, that are substantially similar to those which the Participant was entitled to receive under such coverage immediately prior to the Notice of Termination. At the end of the period of coverage set forth above, the Participant shall have the option to have assigned to him or her at no cost to the Participant and with no apportionment of prepaid premiums, any assignable insurance owned by the Employer and relating specifically to the Participant, and the Participant shall be entitled to all health and similar benefits that are or would have been made available to the Participant under law.

(b) The Employer shall transfer to the Participant any right, title or ownership in any club memberships provided by the Employer for use by the Participant.

(c) The Employer shall transfer to the Participant any right, title or ownership in any life insurance owned by the Employer on the Participant’s life.

Section 4.04 Vesting of Stock Plans. In the event of a Change in Control, each Participant shall be entitled to the following benefits:

(a) Notwithstanding any provision to the contrary in any option agreement, restricted stock agreement, or other agreement relating to equity-type compensation that may be outstanding between the Participant and the Employer, all units, stock options, incentive stock options, performance shares, stock appreciation rights and royalty trust options (under the XTO Energy Inc. Amended and Restated 2004 Stock Incentive Plan, as amended or any other plan or arrangement) (hereafter sometimes referred to as the “Rights”) held by the Participant immediately prior to the Change in Control, and any such Rights received by the Participant after such Change in Control, (whether or not received in exchange for or in substitution for existing Rights), shall immediately become one hundred percent (100%) vested and exercisable, and the Participant shall become one hundred percent (100%) vested in all shares of restricted stock held by or for the benefit of the Participant; provided, however, that to the extent the Employer is unable to provide for such acceleration of vesting with respect to any such Rights or shares of restricted stock, the Employer shall provide in lieu thereof a lump sum cash payment within thirty (30) days after the Participant’s Termination Date of an amount equal to the difference between the total value of such unaccelerated Rights or shares of restricted stock (the “Stock Rights”) as of the Participant’s Termination Date and the total value of the Stock Rights in which the Participant is vested as of the date of his or her Termination Date. The value of such accelerated vesting in the Participant’s Stock Rights shall be determined by the Board in good faith based on a valuation performed by an independent consultant selected by the Board; any such Stock Rights which are not in existence on the Participant’s Termination Date shall be valued as of the date of the Change in Control.

(b) Notwithstanding any provision to the contrary in any option agreement that may be outstanding between the Participant and the Employer, the Participant’s right to exercise any previously unexercised options under any such option agreement shall not terminate until the latest date on which the option granted under such agreement would expire under the terms of such agreement but for the Participant’s termination of employment. However, with respect to any option (or portion of an option) for which either (i) the Employer is unable to provide for the extension of the expiration date as provided in the preceding sentence for any reason, or (ii) providing for the extension of the expiration date as provided in the preceding sentence would cause an option (or a portion of an option) to be subject to Section 409A of the Code, then the expiration date of such option (or portion of an option) shall not be extended beyond the time it would otherwise terminate according to its terms, and the Employer shall make a lump sum cash payment to the Participant within thirty (30) days after the Participant’s Termination Date of an amount equal to the value, as of the Participant’s Termination Date, of the extension of the expiration date for all options (or portions of options) which cannot be so extended. Such value of such extension of exercisability shall be determined by the Board in good faith based on a valuation performed by an independent consultant selected by the Board. Notwithstanding the foregoing, if, in accordance with the foregoing, an incentive stock option held by the Participant may be extended without causing application of Section 409A of the Code, the extension of the right to exercise such options under this Section 4.02(c)(ii) shall only be applicable if the Participant has not exercised such option within three (3) months after the Participant’s Termination Date, and, in that event, such options shall immediately convert to nonqualified stock options.

Section 4.05 Mitigation or Set-off of Amounts Payable Hereunder. The Participant shall not be required to mitigate the amount of any payment provided for in this Article IV by seeking other employment or otherwise, and except at otherwise provided in Section 4.03(a), nor shall the amount of any payment provided for in this Article IV be reduced by any compensation earned by the Participant as the result of employment by the Company or any successor after the Payment Date or by another employer after the Termination Date, or otherwise. The Employer’s obligations hereunder also shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Employer may have against the Participant.

Section 4.06 Company Guarantee of Plan Benefits. In the event a Participant becomes entitled to receive from the Employer a benefit under this Article IV and such Employer fails to pay such benefit, the Company shall assume the obligation of such Employer to pay such benefit. In consideration of the Company’s assumption of the obligation to pay any such Plan Benefits, the Company (as the source of payment of benefits under the Plan) shall be subrogated to any recovery (irrespective of whether there is recovery from the third party of the full amount of all claims against the third party) or right to recovery of either a Participant or his or her legal representative against the Employer or any other person or entity. The Participant or his or her legal representative shall cooperate in doing what is reasonably necessary to assist the Company in exercising such rights, including but not limited to notifying the Company of the institution of any claim for such Plan Benefits, and notifying the defendant of the Company’s subrogation rights. Neither the Participant nor his or her legal representative shall do anything after a loss to prejudice such rights.

In its sole discretion, the Company reserves the right to prosecute an action in the name of the Participant or his or her legal representative against any party potentially liable to the Participant for such

Plan Benefits. The Company shall have the absolute discretion to settle subrogation claims on any basis it deems warranted and appropriate under the circumstances.

The Company shall be entitled, to the extent of any payments made to or on behalf of a Participant, to be paid first from the proceeds of any settlement or judgment that may result from the exercise of any rights of recovery asserted by or on behalf of a Participant or his or her legal representative against any party liable for such Plan Benefits. The Company shall be reimbursed by the Participant or his or her legal representative an amount of money equal to all sums paid by the Employer under the Plan to or on behalf of the Participant. If the Company prosecuted such action, it shall be entitled to reimbursement for all attorneys’ fees, costs and expenses incurred in such prosecution. The right is also hereby given the Company to receive directly from the Employer or any third party(ies), attorney(s) or insurance company(ies) an amount equal to the amount paid to the Participant.

Section 4.07 Election of Plan Benefits. A Participant who is entitled to severance benefits under an employment agreement with the Employer may elect, in writing within ten (10) days after his or her Termination Date, to receive the Plan Benefits provided under this Plan in lieu of, but not in addition to, such other severance benefits as may be provided by such other agreement. In the event that no election is made, the Participant shall forego his or her right to receive the Plan Benefits provided under this Plan. In the event a Participant’s election (or right to make an election) under this Section 4.07 would result in a violation of Section 409A of the Code and as a result the Participant would be subject to the taxes described in Section 409A(a)(1) of the Code, the Participant shall not be entitled to make an election and the Participant shall forego his or her right to receive the Plan Benefits provided under this Plan.

Section 4.08 Section 409A of the Code; Delay of Payments. The terms of this Plan have been designed to comply with the requirements of Section 409A of the Code, as amended, where applicable, and shall be interpreted and administered in a manner consistent with such intent. Notwithstanding anything to the contrary in this Plan, (i) if upon the Participant’s Termination Date, the Participant is a “specified employee” within the meaning of Section 409A of the Code, and the deferral of any amounts otherwise payable under this Plan as a result of the Participant’s termination of employment is necessary in order to prevent any accelerated or additional tax to the Participant under Section 409A of the Code, then the Employer will delay the payment of any such amounts hereunder until the date that is six (6) months following the Participant’s Termination Date at which time any such delayed amounts will be paid to the Participant in a single lump sum, with interest from the date otherwise payable, at the prime rate as published in The Wall Street Journal on the Participant’s Termination Date, and (ii) if any other payments of money or other benefits due to the Participant hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be delayed if such delay will make such payment or other benefits compliant under Section 409A of the Code.

ARTICLE V.

TERMINATION OF EMPLOYMENT

Section 5.01 Written Notice Required. Any purported termination of employment, either by the Employer or by the Participant, shall be communicated by written Notice of Termination to the other.

Section 5.02 Termination Date. In the case of the Participant’s death, the Participant’s Termination Date shall be his or her date of death. In all other cases, the Participant’s Termination Date shall be the date specified in the Notice of Termination subject to the following:

(a) If the Participant’s employment is terminated by the Employer for Cause, the date specified in the Notice of Termination shall be at least thirty (30) days from the date the Notice of Termination is given to the Participant; and

(b) If the Participant terminates his or her employment for Good Reason: (i) the Notice of Termination shall be given to the Employer within thirty (30) days after the occurrence of the event or condition on which the Participant may terminate his or her employment for Good Reason; and (ii) the date specified in the Notice of Termination shall not be more than sixty (60) days from the date the Notice of Termination is given to the Employer; provided, however, the Employer may in its discretion amend the date specified in such Notice of Termination to an earlier date.

ARTICLE VI.

ADDITIONAL PAYMENTS BY THE COMPANY

Section 6.01 Gross-Up Payment. In the event it shall be determined that any payment or distribution of any type by the Employer to or for the benefit of the Participant, whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise (the “Total Payments”), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively referred to as the “Excise Tax”, then the Participant shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that, after payment by the Participant of all taxes (including additional excise taxes under said Section 4999 and any interest, and penalties imposed with respect to any taxes) imposed upon the Gross-Up Payment, the Participant shall have an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Total Payments. The Company shall pay the Gross-Up Payment to the Participant within twenty (20) business days after the Payment Date or the Termination Date, whichever is applicable.

Section 6.02 Determination By Accountant. All determinations required to be made under this Article VI, including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by the independent accounting firm retained by the Company on the date of Change in Control (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Participant within fifteen (15) business days of the Payment Date or Termination Date, whichever is applicable, or such earlier time as is requested by the Company. If the Accounting Firm determines that no Excise Tax is payable by the Participant, it shall furnish the Participant with an opinion that he or she has substantial authority not to report any Excise Tax on his or her federal income tax return. Any determination by the Accounting Firm shall be binding upon the Company and the Participant. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 6.03 and the Participant thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Participant.

Section 6.03 Notification Required. The Participant shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after the Participant knows of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Participant shall not pay such claim prior to the expiration of the thirty (30)-day period following the date on which he or she gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Participant in writing prior to the expiration of such period that it desires to contest such claim, the Participant shall:

(a) give the Company any information reasonably requested by the Company relating to such claim,

(b) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(c) cooperate with the Company in good faith in order to effectively contest such claim,

(d) permit the Company to participate in any proceedings relating to such claim, provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Participant harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 6.03, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Participant to pay the tax claimed and sue for a refund, or contest the claim in any permissible manner, and the Participant agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Participant to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Participant, on an interest-free basis and shall indemnify and hold the Participant harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Participant with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Participant shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

Section 6.04 Repayment. If, after the receipt by the Participant of an amount advanced by the Company pursuant to Section 6.03, the Participant becomes entitled to receive any refund with respect to such claim, the Participant shall (subject to the Company’s complying with the requirements of Section 6.03) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Participant of an amount advanced by the Company pursuant to Section 6.03, a determination is made that the Participant shall not be entitled to any refund with respect to such claim and the Company does not notify the Participant in writing of its intent to contest such denial of refund prior to the expiration of thirty days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

ARTICLE VII.

SUCCESSORS TO COMPANY

Section 7.01 Successors. This Plan shall bind any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, in the same manner and to the same extent that the Company would be obligated under this Plan if no succession had taken place. In the case of any transaction in which a successor would not, by the foregoing provision or by operation of law, be bound by this Plan, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company’s obligations under this Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach hereof and shall entitle the Participant to compensation from the Company in the same amount and on the same terms as the Participant would be entitled hereunder if the Participant terminated his or her employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Termination Date. As used herein, the “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 7.01 or which otherwise becomes bound by all the terms and provisions hereof by operation of law.

ARTICLE VIII.

DURATION, AMENDMENT, PLAN TERMINATION

AND ADOPTION BY SUBSIDIARIES

Section 8.01 Duration. This Plan shall continue in effect until terminated in accordance with Section 8.02. If a Change in Control occurs, this Plan shall continue in full force and effect, and shall not terminate or expire, until after all Participants who have become entitled to a Plan Benefit hereunder shall have received all of such benefits in full.

Section 8.02 Amendment and Termination. The Plan may be terminated or amended in any respect by resolution adopted by two-thirds (2/3) of the Board; provided, however, that except to the extent necessary to prevent the current taxation of a Participant under Section 409A of the Code and any guidance issued thereunder as so determined by two-thirds (2/3) of the Board in its sole discretion, no such amendment or termination of the Plan may be made if such amendment or termination would adversely affect any right of a Participant who became a Participant prior to the later of (a) the date of adoption of any such amendment or termination, or (b) the effective date of any such amendment or termination. The Plan shall not be subject to amendment, change, substitution, deletion, revocation, or, except as provided in Section 8.01 above, termination in any respect whatsoever following a Change in Control; provided, however, that the Board may amend, change, substitute, delete, revoke or otherwise modify the terms of this Plan if the Board determines, in its sole discretion, that such amendment, change, substitution, deletion, revocation or modification is necessary for purposes of compliance with or exemption from the requirements of Section 409A of the Code or applicable law.

Section 8.03 Form of Amendment. The form of any amendment or termination of the Plan shall be a written instrument signed by a duly authorized officer or officers of the Company, certifying that the amendment or termination has been approved by the Board.

Section 8.04 Adoption by Subsidiaries. Any Subsidiary of the Company may, with the approval of the Board, adopt and become an Employer under this Plan by executing and delivering to the Company an appropriate instrument agreeing to be bound as an Employer by all of the terms of the Plan (as it may be amended from time to time) with respect to its eligible employees. The adoptive instrument may contain such changes and amendments in the terms and provisions of the Plan as adopted by such Subsidiary as may be desired by such Subsidiary and acceptable to the Company. The adoptive instrument shall specify the effective date of such adoption of the Plan and shall become as to such adopting Subsidiary a part of this Plan.

ARTICLE IX.

MISCELLANEOUS

Section 9.01 Participant’s Legal Expenses. The Company agrees to pay, upon written demand therefor by the Participant, all legal fees and expenses which the Participant may reasonably incur as a result of any dispute or contest (regardless of the outcome thereof) by or with the Company or the Employer, as applicable, regarding the validity or enforceability of, or liability under, any provision hereof (including as a result of any contest about the amount of any payment pursuant to Article IV), plus in each case interest at the “applicable Federal rate” (as defined in Section 1274(d) of the Code). In any such action brought by a Participant for damages or to enforce any provisions hereof, he or she shall be entitled to seek both legal and equitable relief and remedies, including, without limitation, specific performance of the Company’s or the Employer’s obligations hereunder, as applicable, in his or her sole discretion.

Section 9.02 Employment Status. This Plan does not constitute a contract of employment or impose on the Employer any obligation to retain a Participant as an employee, to change the status of a Participant’s employment as a Management Group Employee, or to change any employment policies of the Employer.

Section 9.03 Validity and Severability. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 9.04 The Participant’s Heirs, etc. This Agreement shall inure to the benefit of and be enforceable by the Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Participant should die while any amounts would still be payable to him or her hereunder as if he or she had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms hereof to his or her designee or, if there be no such designee, to his or her estate.

Section 9.05 Governing Law. The validity, interpretation, construction and performance of the Plan shall in all respects be governed by the laws of the State of Texas.

Section 9.06 Choice of Forum. A Participant shall be entitled to enforce the provisions of this Plan in any state or Federal court located in the State of Texas, in addition to any other appropriate forum.

Section 9.07 Notice. For the purposes hereof, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given (i) when hand delivered or (ii) five (5) days after being mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the Company at its principal place of business and to the Participant at his or her address as shown on the records of the Company, provided that all notices to the Company shall be directed to the attention of the Chief Executive Officer of the Company with a copy to the General

Counsel of the Company, or to such other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

Section 9.08 Withholding. All amounts paid under this Plan shall be paid less all applicable state and Federal tax withholdings and any other withholdings required by any applicable jurisdiction.

IN WITNESS WHEREOF, XTO Energy Inc. has caused these presents to be executed by its duly authorized officer on the 15th day of August, 2006.

XTO ENERGY INC.

By:	/s/ VAUGHN O. VENNERBERG II
Name:	Vaughn O. Vennerberg II
Title:	Senior Executive Vice President & Chief of Staff